Filed pursuant to Rule 424(b)(3)

Registration No. 333-87063

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 23, 2018)

AvalonBay Communities, Inc.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

This prospectus supplement amends and supplements the Prospectus dated February 23, 2018, included in Post-Effective Amendment No. 1 to Form S-3 filed by AvalonBay Communities, Inc. with the Securities and Exchange Commission on February 23, 2018, or the Prospectus, relating to our Dividend Reinvestment and Stock Purchase Plan, or the Plan. This prospectus supplement should be read in conjunction with the Prospectus, is qualified by reference to the Prospectus, and may not be delivered without the Prospectus. Except as expressly stated below as supplementing or superseding the information contained in the Prospectus, all other information set forth in the Prospectus is unchanged. Capitalized terms used in this prospectus supplement but not defined herein will have the same meanings as specified in the Prospectus.

Our common stock is traded on the New York Stock Exchange under the symbol “AVB.” On July 18, 2022, the last reported sale price of our common stock on the New York Stock Exchange was $191.24 per share.

This prospectus supplement constitutes part of the Prospectus and should be retained for future reference.

Investing in our securities involves various risks. See “Risk Factors” on page 8 of the accompanying Prospectus as well as the risk factors contained in documents we file with the Securities and Exchange Commission and which are incorporated by reference in this prospectus supplement and the accompanying Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is July 19, 2022.

The following information supplements and updates the information contained in the Prospectus.

(1)	All references in the Prospectus to our address are replaced with references to our current address of 4040 Wilson Blvd., Suite 1000, Arlington, Virginia 22203.

(2)	All references in the Prospectus to “two business days” are replaced with references to “three business days” for purposes of optional cash investments. Accordingly, if a participant in the Plan elects to make optional cash payments, the participant must send funds to the Plan administrator at least three business days prior to the related investment date. This updates the current requirement that funds be received at least two business days prior to the related investment date. Additionally, if a participant changes their mind, the Plan administrator will return their optional cash investment of less than $100,000 to them if the Plan administrator receives a request from the participant at least three business days before the next investment date. Funds for optional cash investments of not more than $100,000 received less than three business days before the next investment date will be invested on the investment date in the next quarter.

See the risk factor titled “You will not know the price at which you will be purchasing shares under the Plan until several days after you have made an investment decision” on page 8 of the Prospectus; Question 13 on page 15 of the Prospectus; Question 16 on page 17 of the Prospectus; and Question 26 on page 20 of the Prospectus.

(3)	The $15 service fee referred to in Question 27 on page 20 of the Prospectus is updated to reflect a $25 fee.